Exhibit 23.1

The reverse stock split described in Note 2 to the financial statements has not been consummated at October 17, 2015. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers

San Jose, California

October 17, 2015

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of MyoKardia, Inc. of our report dated August 19, 2015, except for the effect of the reverse stock split described in Note 2, as to which the date is relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

San Jose, California”